Exhibit 10.4
July 5, 2023

Dear Carol Couch,

In connection with your separation from your role as Senior Vice President and Chief Supply Chain and Manufacturing Officer of Fluence Energy, LLC ("Fluence" and, together with its affiliated and related entities, the "Company"), we believe it is mutually beneficial to put in writing the terms of such separation. This letter (this "Agreement"), upon your signature, will constitute an agreement between us regarding the terms and conditions of your separation from the Company.

From the date hereof until July 16, 2023, you shall continue in your current role as Senior Vice President and Chief Supply Chain and Manufacturing Officer, including performance of all duties associated therewith, on the same terms and conditions as in effect as of the date hereof. Effective July 17, 2023, you shall transition into a role as a non-executive employee of the Company and hereby resign from all roles as an executive officer of the Company and its subsidiaries on such date (and shall take all actions requested by the Company to effect such resignations). From July 17, 2023 until July 31, 2023 (the "Transition Period"), you shall provide the transition services to the Company from time to time, as reasonably requested by you by the President and Chief Executive Officer and Chief Financial Officer (such services, the "Transition Services"), provided that the parties acknowledge and agree that the level of Transition Services to be provided to the Company is reasonably anticipated to be no less than 20% of the average level of services performed during the immediately preceding 36-month period. In consideration of the Transition Services, the Company will provide you with your annual base salary through July 31, 2023, your annual cash incentive opportunity and welfare benefits consistent with the terms thereof as provided to you as of the date hereof. Further any outstanding equity awards held by you shall continue to be eligible to vest through the end of the Transition Period. For all severance plans and in all benefit plans, you will be treated as though you retained the position as Senior Vice President and Chief Supply Chain and Manufacturing Officer through the end of the Transition Period.

Your employment will terminate effective July 31, 2023 (the "Termination Date"). Subject to your compliance with this letter (including, without limitation, the provision of Transition Services through the end of the Transition Period), you shall be eligible to receive the severance payments and benefits payable upon an Involuntary Termination (as defined in the Fluence Energy, Inc. Executive Severance Plan (the "Executive Severance Plan")) outside of the CIC Period (as defined in the Executive Severance Plan), on the terms and conditions set forth in the Executive Severance Plan (including, without limitation, the requirement to execute and not revoke a release, a copy of which attached hereto as Exhibit A, within 21 days of the Termination Date).

To consent to the terms of and accept this Agreement, please date and sign this document and return it to Larissa Cerqueira, Chief Human Resources Officer.

Very truly yours,

Fluence Energy, LLC

By:    _/s/ Larissa Cerqueira_______________________
Name: Larissa Cerqueira
Title: CHRO

By:    __/s/ Carol Couch______________________
Name: Carol Couch

Exhibit A
General Release

1.Your employment is terminated effective July 31, 2023 (the “Termination Date”). You acknowledge and agree that you have been paid your earned compensation through and including the Termination Date.  You have received or will receive by separate cover information regarding your rights to continuation of your health insurance which will cease as of the last day of the month in which your Termination Date occurs.  You acknowledge and agree that you have submitted all expense reimbursement requests for legitimate business expense to Fluence Energy, LLC (together with its affiliated and related entities, the “Company”) and the Company has reimbursed you in accordance with its existing policies for all such legitimate expenses you incurred on Company business prior to the Termination Date.

2.You represent and warrant that you have returned all reports, files, memoranda, records, software, laptops, computer equipment, cellular phones, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals and other physical or personal property that you received in connection with your employment with the Company that you then have in your possession, and you shall not retain any copies, duplicates, reproductions or excerpts thereof.

3.In consideration for your execution of this general release (the “Release”) and return of it to the Company no earlier than the Termination Date and no later than August 21, 2023 and provided you do not timely revoke your acceptance of this Release, the Company will provide to you with the severance payments and benefits payable upon an Involuntary Termination (as defined in the Fluence Energy, Inc. Executive Severance Plan (the “Executive Severance Plan”)) outside of the CIC Period (as defined in the Executive Severance Plan), on the terms and conditions set forth in the Executive Severance Plan.

4.Notwithstanding any provision of this Release to the contrary, if any benefit provided under that certain Separation Agreement between you and the Company (the “Agreement”), this Release or the Executive Severance Plan is subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other binding guidance promulgated thereunder (collectively, “Section 409A”), the provisions of the Release will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).  Notwithstanding any provision of the Release to the contrary, in no event shall the Administrator (as defined in the Executive Severance Plan), the Company, (or their employees, officers, directors or affiliates) have any liability to you (or any other person) due to the failure of the Agreement, this Release, or the Executive Severance Plan to satisfy the requirements of Section 409A or any other applicable law.

5.Unless you accept this Release by timely executing and returning it by the date specified above, you shall not be entitled to any of the payments and benefits for which you may be eligible under this Release or the Executive Severance Plan. If you participate in any long term compensation plans, please see any relevant plan and notice documents (including, for the avoidance of doubt, the 2020 Unit Option Plan of Fluence Energy, LLC) for other important provisions that may be triggered by your termination.

6.The intent of this section is to secure your promise to release all claims and not to sue the Company, or anyone connected with it, for any harm you may claim to have suffered in connection with your employment or the termination of your employment, in return for the benefits described in this Release.  Accordingly, in consideration for the payments, benefits and promises contained in this Release, including, without limitation, under the Executive Severance Plan (collectively, the “Consideration”), and intending to be legally bound hereby, you hereby agree as follows:

a.Except as otherwise provided in this Section 6(a), you knowingly and voluntarily hereby release, to the fullest extent permitted by law, the Company and all of its past, present and/or future related entities, including but not limited to parents, divisions, affiliates and subsidiaries, and each current and former bonus, pension, welfare, or other benefit plans sponsored by any of the foregoing, and each of the respective officers, directors, members, stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, predecessors, successors and assigns of such entities and/or benefit plans, in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever (“Claims”) which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties, whether known or unknown to you, and whether asserted or unasserted, (i) by reason of your employment and/or cessation of employment with the Company, other than the Consideration in accordance with its terms, or (ii)  that otherwise arose or is based on facts which occurred on or prior to the date that you sign this Release.

Such released Claims include, but are not limited to, any and all Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act of 1990, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Overtime Wage Act, the Virginia Equal Pay law, the Virginia Occupational Safety and Health Act, the Virginia Payment of Wage Law, and/or the Virginia Minimum Wage Act, the California Fair Employment and Housing Act, the California Equal Pay Law, the Moore-Brown-Roberti Family Rights Act of 1991, the California Labor Code, the California WARN Act, the California False Claims Act and the California Corporate Criminal Liability Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment (each as amended); any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any employee benefit plan, program policy, procedure or arrangement, whether written or oral; any and all Claims for wages, commissions, bonuses, continued employment in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorneys' fees and costs.

If your place or places of work with the Company has included California in granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

You also waive any rehire or reemployment rights and agree not to apply for future employment with the Company.

b.If you commence, continue, join in, or in any other manner attempt to assert any Claim released herein against any of the Released Parties or otherwise breach the promises made in this Release, you shall reimburse the Released Parties for all attorneys' fees incurred by the Released Parties in defending against such a Claim and the Company shall have a right to the return of all Consideration paid to you pursuant to this Release, together with interest thereon, and to cease furnishing to you any further Consideration; provided that this right of return of such Consideration and the cessation of payment of further Consideration is without prejudice to the Released Parties' other rights hereunder, including any right to obtain an agreement and release of any and all claims against the Released Parties.

c.You agree that you will not bring any lawsuits or claims of any kind against the Released Parties for any of the Claims released herein and that you will not accept and hereby waive the benefits of any such lawsuits or claims of any kind brought on your behalf against the Released Parties.

d.Notwithstanding the foregoing, you are not releasing any of the following claims: (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) claims for vested retirement benefits, if any, under any Company sponsored plan; (iv) claims for vested benefits, if any, under any long-term benefit plan in which you participate; or (v) any claims arising from the breach of this Release.  Nothing in this Release shall interfere with or waive your right to enforce this Release in a court of competent jurisdiction or seek a judicial determination of the validity of the release of your rights under the Age Discrimination in Employment Act.

e.The Company is providing you with the Consideration solely to ease the impact of your separation from employment with the Company.  The fact that the Company is offering Consideration to you should not be understood as nor is it intended to be an admission that any of the Released Parties has violated your rights (or the rights of anyone else) in any manner whatsoever.

7.You further acknowledge and agree that you will not, unless required by law, disclose to anyone other than members of the Fluence Legal department or the Fluence HR department any information regarding the following:

a.Any information regarding the practices, procedures, trade secrets, inventions, technology, customer lists, product marketing or other confidential information of the Company or Released Parties.

b.The terms of this Release, except that you may disclose this information to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you.  You will instruct them, however, to maintain the confidentiality of this information just as you must.  In addition, you will not make, or cause to be made, any statements, observations or opinions, or communicate any information (whether oral or written) (collectively “Statements”) including Statements to the press, media, Company employees, clients, customer, contractors or any other party, that disparage or are likely in any way to harm the reputation of the Company or Released Parties.

8.In the event that you breach any of your obligations under this Release, the Company will be entitled to the relief provided under this Release, including, but not limited to, Section 6(b), and to obtain all other relief provided by law or equity.

9.This Release shall be governed by Delaware law and you hereby submit to and agree that the exclusive jurisdiction for any suit, action or proceeding involving this Release will be any federal or state court located in Arlington County, Virginia.  If any provision of this Release is deemed to be unenforceable, it shall not affect the enforceability of the remaining provisions of this Release. This document, the Agreement and the Executive Severance Plan contain the entire agreement between you and the Company concerning the subject matter contained herein. For the avoidance of doubt, you acknowledge and agree that you remain subject to the covenants included in Exhibit B of the Executive Severance Plan and such covenants are governed by the terms of Executive Severance Plan.

10.Nothing contained in this Release shall be deemed to preclude you from providing truthful testimony or information pursuant to a valid court order or similar legal process; provided, however, that prior to making any such disclosure, you will promptly notify the Company of such request or requirement.   In any such case, you will use your reasonable efforts to cooperate with the Company in its efforts in responding to such court order or legal process.   Notwithstanding the foregoing, nothing contained in this Release shall be deemed to preclude you from, or require you to notify or obtain authorization from the Company prior to, (i) filing a charge with or cooperating with any requests or investigation by any federal, state or local government agency including without limitation the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, or the U.S. National Labor Relations Board, provided that, you do release any right you have to receive monetary damages in connection with the proceeding; (ii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act; (iii) reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.

You also acknowledge receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

11.You acknowledge and agree to provide reasonable cooperation at mutually agreeable times and places to the Released Parties in connection with the Released Parties’ prosecution or defense in any legal proceeding of any and all causes of action, suits, disputes, controversies, contentions, differences, claims and demands of any kind whatsoever concerning or related to any matter that arises out of events or occurrences during your involvement in the business and affairs of the Released Parties, except for any such Claims that you may assert.  Reasonable cooperation shall include but shall not be limited to liaising with internal and external counsel of the Released Parties, participating in discovery, preparing for hearings and depositions, and attending hearings and depositions.  You will be reimbursed for reasonable out of pocket expenses incurred in connection with such cooperation.  Except as otherwise required pursuant to applicable law or court order, or as otherwise expressly permitted under this Release, and in each such case, provided that you comply with the requirements of any provisions expressly permitting disclosure, you further agree to maintain in strict confidence any information or knowledge you have regarding the legal proceedings involving the Released Parties or Claims against the Released Parties.  You agree to communicate with any party adverse to the Released Parties, or with a representative, agent or legal counsel for any such Claims solely through legal counsel for the Released Parties, although you may at your own expense retain your own counsel in connection with any such matter.

12.You acknowledge and agree (i) that you have not been forced or pressured in any manner whatsoever to sign this Release; (ii) that you have agreed to all of its terms voluntarily; (iii) that you have read this Release in its entirety and understand the terms of the Release; and (iv) that you received a copy of this Release on or prior to the Termination Date and have been given at least twenty-one (21) days from the receipt of this Release to consider all of its terms and to consult with counsel of your choice, which we advise you to do.  Any changes to this Release, the Agreement or the Executive Severance Plan during that period, whether material or not, will not extend the 21-day period. You may revoke your acceptance of the Release by sending written notice of your intent to revoke your acceptance, to the Company, at the following address:  c/o Larissa Cerqueira, Chief Human Resources Officer, 4601 N. Fairfax Drive, Suite 600, Arlington, Virginia 22203, within seven (7) days of your execution of the Release. If you revoke this Release, this Release and the promises contained herein shall automatically be deemed null and void and you will not be entitled to any severance pay or any other benefits provided under this Release or the Executive Severance Plan.  If you do not revoke your acceptance, your agreement will become effective on the eighth day after the date on which it is signed.

To accept this Agreement, please date and sign this document and return it to me.  An extra copy for your files is enclosed.  We wish you success in your future endeavors.

Very truly yours,

Fluence Energy, LLC

By:    ________________________
Name:
Title:

By:    ________________________
Name:
Title:

BY SIGNING THIS RELEASE, I ACKNOWLEDGE (i) THAT I HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE; (ii) THAT I HAVE HAD AT LEAST 21 DAYS FROM THE RECEIPT OF THIS RELEASE TO CONSIDER ALL OF THE TERMS OF THIS RELEASE WITH COUNSEL OF MY CHOICE, WHICH WE ADVISE YOU TO DO; (iii) THAT I HAVE READ THIS RELEASE IN ITS ENTIRETY AND UNDERSTAND THE TERMS OF THE RELEASE; AND (iv) THAT I VOLUNTARILY AGREE TO THEM.  I FURTHER UNDERSTAND THAT I MAY REVOKE MY ACCEPTANCE OF THE RELEASE BY SENDING WRITTEN NOTICE OF MY INTENT TO REVOKE MY ACCEPTANCE TO THE COMPANY, AT THE FOLLOWING ADDRESS: c/o LARISSA CERQUEIRA, CHIEF HUMAN RESOURCES OFFICER, 4601 N. FAIRFAX DRIVE, SUITE 600, ARLINGTON, VA 22203, WITHIN SEVEN (7) DAYS OF MY EXECUTION OF THIS RELEASE.  IF I HAVE NOT REVOKED MY ACCEPTANCE, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER IT IS EXECUTED AND RETURNED TO THE COMPANY.

By:
    Carol Couch

Agreed to this ____ day of _________ 202__